EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Louise A. Walker                                                               January 30, 2014
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp Reports
Fourth Quarter and Year-to-Date Earnings
Positive Performance Momentum Continues – 3% Stock Dividend Declared

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2013.  Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of December 31, 2013 of $5.4 million, up 17.4% compared to net income of $4.6 million reported for the same fiscal period last year.”  Net income available to common shareholders totaled $4.7 million as of December 31, 2013 up 34.3% compared to net income available to common shareholders at December 31, 2012, totaling $3.5 million.  Diluted earnings per share for the year ended December 31, 2013 was $0.48, up 33.3% compared to diluted earnings per share of $0.36 reported for the same fiscal period a year ago.

Net income for the quarter ended December 31, 2013 was $1.2 million compared to $1.1 million for the same fiscal period last year.  Net income available to common shareholders for the quarter ended December 31, 2013 totaled $1.1 million or $0.11 per diluted common share, compared to $0.9 million or $0.09 per diluted common share for the same fiscal period last year.

Total assets at December 31, 2013 were $897.7 million, an increase of $66.2 million, or 8.0%, compared to the same period in 2012.  Total deposits of $803.8 million increased $73.0 million, or 10.0%, compared to December 31, 2012 figures.  During that same period, total net loans (including loans held-for-sale) increased $63.1 million, or 14.2%, to $508.1 million.  Total risk-based capital was 15.91%, exceeding the ‘well-capitalized’ threshold of 10%.

At their regular meeting on January 23, 2014, the Board of Directors of First Northern Community Bancorp declared a 3% stock dividend, payable March 31, 2014 to shareholders of record as of February 28, 2014. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

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Commenting on the Company’s financial results, Walker stated, “The year was certainly not without its challenges, however we are pleased with the continued progress our Company has made.  The industry as a whole appears to be improving despite the combination of margin compression, regulatory burden, and pricing pressures created by intense competition for loans.  First Northern’s positive performance momentum is due to continued asset quality improvement, solid loan growth, revenue diversification, market share gains, and investments we’ve made in technology for process improvement.  Our double-digit organic growth in loans and deposits is testimony that our belief in superior personalized service, innovative delivery, local decision making, and community involvement makes a difference to our customers and communities.  We estimate that a significant portion of all new business at First Northern results from referrals made by our valued business and consumer client base.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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